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                                                                      EXHIBIT 99

FOR IMMEDIATE RELEASE                 Contact: Donald J. Radkoski (614) 492-4901
May 25, 2004                          or Mary Cusick (614) 492-4920


          BOB EVANS FARMS COMMENTS ON RESTAURANT SALES TRENDS, EXPECTS
                         LOWER EARNINGS FOR FISCAL 2005

      COLUMBUS, Ohio -- Bob Evans Farms, Inc. (Nasdaq: BOBE) today announced that restaurant sales for the first month of its 2005 fiscal first quarter (which ends July 30) have been notably lower than expected. In addition, raw material costs in the food products segment have risen sharply in recent weeks. As a result, the company now expects earnings per share for both the first quarter and its full 2005 fiscal year to be below year-ago levels and its previous expectations.

      Same-store sales in "core" restaurants (484 stores which were open for the full 12 months in both fiscal years 2003 and 2004) for the fiscal 2005 month of May, which ends May 28, are expected to decrease approximately 5 percent from the same period a year ago. Average menu prices were up approximately 2.4 percent.

      In the company's sausage business, hog costs are currently $50.00 per hundredweight, compared with $36.00 in last year's first quarter and $43.00 in the fourth quarter of fiscal 2004. High food costs in the restaurant segment also continue to impact profitability.

      Chairman of the Board and Chief Executive Officer Stewart K. Owens said, "In view of the softness at Bob Evans Restaurants in May, as well as the ongoing cost pressures on both sides of the business, it appears likely that earnings per share for the first fiscal quarter will be well below last year's level. The restaurant sales decline is particularly disappointing. Given the early trends in restaurant sales and hog costs during the first fiscal quarter of 2005, diluted earnings per share for fiscal 2005 may be in a range between $1.80 and $2.00, below our expected fiscal 2004 earnings of approximately $2.03 per share. However, this range is based upon our assumptions that restaurant same-store sales will return to a positive trend and that hog costs will moderate later in the year."

      May same-store sales and fiscal 2004 earnings will be released on June 7, 2004, followed by a conference call on June 8 at which time fiscal 2004 performance and fiscal 2005 guidance will be reviewed in detail.

      Bob Evans Farms, Inc. owns and operates 559 full-service, family restaurants in 21 states. Bob Evans Restaurants are primarily located in the Midwest, mid-Atlantic and Southeast regions of the United States, while Owens Restaurants operate in Texas. The company is also a leading producer and distributor of pork sausage and other convenience food items under the Bob Evans and Owens brand names, which are available in 30 states. For more information about Bob Evans Farms, Inc., visit the company's Web site at www.bobevans.com.

      SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 The statements contained in this report which are not historical fact are "forward-looking statements" that involve various important assumptions, risks, uncertainties and other factors which could cause the company's actual results for fiscal 2005 and beyond to differ materially from those expressed in such forward-looking statements. These important factors include, without limitation, changes in hog costs, the possibility of severe weather conditions where the company operates its restaurants, the availability and cost of acceptable new restaurant sites, shortages of restaurant labor, acceptance of the company's restaurant concepts into new geographic areas as well as other risks previously disclosed in the company's securities filings and press releases.